Exhibit 99.2

Dear Shareholder,

On February 26, 2004 Avaya Inc. will be conducting its 2004 Annual Meeting of Shareholders.  You have received this email because, as of December 31, 2003, you held shares of Avaya common stock and either (i) you have visited Avaya’s Open Enrollment website or proxyvote.com and requested to receive Avaya’s proxy materials electronically, or (ii) you held your shares in one or more of the following Avaya plans: the Savings Plan, the Savings Plan for Salaried Employees, the Savings Plan for the Variable Workforce and the Employee Stock Purchase Plan. This email contains information specific to your holdings in the company and provides the instructions you need to vote your shares.

This is a NOTIFICATION OF THE:

2004 Annual Meeting of Shareholders of Avaya Inc.

MEETING DATE: February 26, 2004
For holders as of: December 31, 2003

CUSIP NUMBER: 053499109

CONTROL NUMBER:

You can enter your voting instructions and view the shareholder material at the following Internet site:

http://www.proxyvote.com/0012345678901

For our secure site:
http://www.proxyvote.com/0012345678901

Note: If your email software supports it, you can simply click on the above link.  To access ProxyVote, you will need the above CONTROL NUMBER and your four-digit PIN.  If you hold your shares in one of the Avaya plans named above, the PIN is the last four digits of your Social Security number.  If you are a stockholder who requested to receive proxy materials electronically, the PIN is the four digit number you selected at the time of your request.  If you do not know your PIN, please follow the instructions at www.proxyvote.com.  Internet voting is accepted up to 11:59 p.m. (EDT) on February 25, 2004.

The relevant corporate materials can also be found at the following Internet site:

Notice of Annual Meeting, Proxy Statement and 2003 Annual Report:
http://investors.avaya.com/financials

To view the printer friendly versions of these documents, you will need the Adobe Acrobat Reader.  To download the Adobe Reader, click the below url address:
http://www.adobe.com/products/acrobat/readstep2.html

Alternatively, if you would like to receive a copy of the Notice of Annual Meeting, Proxy Statement and 2003 Annual Report, please visit the following Internet site and follow the instructions provided:
http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=AV&script=2300

You may also call toll-free 1-866-22-AVAYA to request copies of those documents.

If you requested through Avaya’s Open Enrollment website or proxyvote.com to receive proxy materials electronically, you can cancel your enrollment and view or change your PIN or email address by going to http://www.icsdelivery.com/av.  You will need your Social Security Number/Tax ID and your four-digit PIN (we suggested the last four digits of your Social Security Number or Tax ID).

Please note that you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, if you vote over the Internet (unless you are an Avaya employee and you access the Internet using the Avaya network).

Please REPLY to this email with any comments or questions about ProxyVote.com. (Include the original text and Subject line of this message for identification purposes.)